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                                                                   EXHIBIT 11.01

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                        STATEMENT RE: EARNINGS PER SHARE

                                                  YEAR ENDED SEPTEMBER 30,
                                              ---------------------------------
                                                 1994       1995        1996
                                              ---------- ----------- ----------
Net income................................... $2,809,701 $ 2,014,075 $1,164,764
                                              ---------- ----------- ----------
Weighted average common shares
 outstanding.................................  1,615,169   1,663,066  1,682,109
Assumed conversion of Series B and Series D
 convertible preferred stock ................  5,045,850   5,045,850  5,045,850
Common stock and common stock equivalents
 issued within twelve months of initial
 public offering(1)..........................    148,419     148,419    148,419
Common stock equivalents.....................    388,863     417,803    992,475
                                              ---------- ----------- ----------
Weighted average number of common and common
 equivalent shares outstanding...............  7,198,301   7,275,138  7,868,853
                                              ---------- ----------- ----------
Net income per share amount.................. $     0.39 $      0.28 $     0.15
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, stock, stock options and stock warrants issued at prices below the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.